EXHIBIT 10.2

ASSET MANAGEMENT AGREEMENT
     This contract is an Asset Management Agreement (“AMA”) by and between Northeast Ohio Natural Gas Corp. (“NEO”) and John D. Oil and Gas Marketing Company, LLC (“Marketing”). NEO and Marketing (jointly “The Parties”) expressly agree to use the Gas Sales Agreement dated July 1, 2008 (“GSA”) for such natural gas sales from Marketing to NEO as may occur, from time-to-time, as evidenced by a valid confirmation agreement. Therefore, this AMA incorporates the provisions of the GSA unless a specific provision of the AMA expressly contradicts a provision of the GSA.
1.	Asset Management Agreement. NEO and Marketing agree that Marketing shall become the Asset Manager of NEO for gas sales and GTS service related to NEO’s Service Agreement #37959 with Columbia.
2.	Regulatory Compliance. It is the express intention of NEO and of Marketing to comply with all aspects of the rules, regulations and decisions of the Federal Energy Regulatory Commission (the “FERC”) regarding Asset Management Agreements that were in effect at the time of execution of this Addendum, or as such rules, regulations and decisions may be changed throughout the term of the AMA. Deviations from such rules, regulations and decisions of the FERC related to AMAs are due to mistake or inadvertence and not to intent. If an action occurs that results in a material deviation from the rules, regulations or decisions of the FERC, NEO and Marketing pledge to make a good faith effort to rectify such deviations, when discovered by either or both of them. Material deviations that result in harm to competitive markets or harm to competitors will be reported to the Chief Compliance Officer of NEO.
3.	Term of Contract. This AMA shall commence on January 4, 2010. The provisions of the AMA governing the release to Marketing of NEO’s interstate pipeline Service Agreement #37959 and all revisions thereto with Columbia Gas Transmission Corporation (“Columbia”) may be terminated upon the mutual agreement of the Parties.

NEO agrees to consult in good faith with Marketing prior to the expiration of Service Agreement #37959 and to exercise NEO’s right to roll over or extend the term of Service Agreement #37959 in the event that Marketing agrees to extend the term of this AMA for a period equal to the proposed life extension of Service Agreement #37959.

At such time as Marketing desires to convert this asset management agreement into a long-term, permanent capacity release of Service Agreement #37959, NEO agrees to enter into such long-term capacity release at the maximum rate cap applicable to

ASSET MANAGEMENT AGREEMENT
Columbia’s GTS service. NEO further agrees to use its best efforts to cause Columbia to substitute Marketing for NEO on Service Agreement #37959.
4.	Pricing of Released Capacity. Marketing agrees: (1) to assume all the rights and obligations specified in Service Agreement #37959, including payment of all costs related to such Service Agreement including but not limited to rates, fuel charges, authorized or unauthorized over-run charges, penalties or fees as are approved by the FERC for the GTS service; and (2) to hold NEO harmless from the incurrence of all such Service Agreement costs. Marketing shall have the absolute right to receive any FERC ordered refunds or rebates allocated to Service Agreement #37959.
5.	Express Conditions — Rights of Recall. NEO shall have the right to inject and withdraw one hundred percent of its daily contract demand if necessary to meet its firm capacity requirements. Notwithstanding the foregoing, Marketing agrees that NEO may on any day during a minimum period of five months out of each twelve-month period of the release call upon Marketing to deliver to NEO one-hundred percent of the daily contract demand for storage injections or withdrawals. The price of the natural gas so delivered shall be as specified in the GSA.
6.	Appointment of Agent on Columbia. Marketing appoints NEO to act as Marketing’s agent for the purpose of communicating this capacity release transaction for timely posting on Columbia’s internet website in accord with the rules and regulations of the FERC and Columbia’s tariff. NEO agrees to act as Marketing’s agent for the purpose of this capacity release posting.

NEO agrees to appoint and/or authorize, and hereby appoints and authorizes, Marketing to act as NEO’s Agent on Columbia in order for Marketing to engage in various activities in accordance with this AMA and the GSA. Specifically, NEO authorizes Marketing to perform the following functions and/or access information concerning Marketing’s activity related to: the submission of nomination and associated activities, including but not limited to confirmation and scheduling; the submission of bids for released capacity; the offering of released capacity; invoicing, including but not limited to the receipt and viewing of invoices and being responsible for payments.

Further, Marketing agrees to act as NEO’s Agent on Columbia in order for Marketing, on NEO’s behalf, to engage in various activities in accordance with the AMA and the sale of natural gas pursuant from Marketing to NEO. Specifically, Marketing is authorized to perform the following functions and/or access information concerning NEO’s activities related to: the submission of nominations and associated activities, including but not limited to confirmation and scheduled volumes; the receipt of third party imbalance statements; the execution of imbalance trades; the submission of bids for released capacity; the offering of released capacity; and invoicing, including but not limited to the receipt and viewing of invoices and being responsible for payments.

Marketing and NEO each agree to execute the appropriate form(s) and provide the appropriate notice required by Columbia for the designation of an Agent.

ASSET MANAGEMENT AGREEMENT
7.	Termination of Agency Agreements. Marketing shall act as NEO’s agent as described above on Columbia until this AMA is terminated by either party pursuant to the terms of this AMA. Upon termination, Marketing and NEO agree to execute the appropriate form(s) and provide appropriate notice to Columbia to terminate or remove the agency authorization(s).
          THEREFORE, Marketing agrees to become the Asset Manager and Agent of NEO as described above, and NEO agrees to enter into a pre-arranged capacity release of the interstate pipeline capacity in #37959, subject to NEO’s rights of recall as specified above, which are not to be diminished by any provisions of the GSA.
          IN WITNESS WHEREOF, the Parties have executed this Asset Management Agreement.
     This AMA may be executed in counterparts, an original of each signed AMA to be delivered to the counterpart.

Asset Manager: John D. Oil and Gas Marketing Company, LLC
/s/ Richard M. Osborne
Richard M. Osborne
Chief Executive Officer
Date: January 3, 2010

Capacity Releaser: Northeast Ohio Natural Gas Corp.
/s/ Martin Whelan
Martin Whelan
Vice President
Date: January 3, 2010